Exhibit 10.7

SPECIAL PURPOSE SHAREHOLDER AGREEMENT

OF

ALLIED PHYSICIANS OF CALIFORNIA,

A PROFESSIONAL MEDICAL CORPORATION

This Special Purpose Shareholder Agreement (the “Agreement”) is made and entered into as of May 10, 2019, by and between ALLIED PHYSICIANS OF CALIFORNIA, A PROFESSIONAL MEDICAL CORPORATION doing business as Allied Pacific of California IPA (the “Corporation”), and AP-AMH MEDICAL CORPORATION, a California professional medical corporation, the holder of the Series A Preferred Stock (the “Series A Preferred Stockholder”). Any and all shares of the Corporation outstanding as of the date of this Agreement or issued in the future, of any class, are referred to herein as the “Shares,” and any holder of Shares, including without limitation any Series A Preferred Shareholder, is referred to herein as a “Shareholder,” but in no event shall the term “Shareholder” include the Corporation.

RECITALS

A.           The Corporation will issue 1,000,000 shares of Series A Preferred Stock to the Series A Preferred Stockholder pursuant to the Certificate of Determination of Preferences of Series A Preferred Stock of Allied Physicians of California, A Professional Medical Corporation, dated ___________, 2019, a copy of which is attached as Exhibit A hereto (the “Certificate of Determination”).

B.           The Corporation and the Series A Preferred Stockholder desire to ensure the enforceability of all of the rights, obligations, terms and conditions of the Certificate of Determination and bind themselves and their successors-in-interest to comply with all such rights, obligations, terms and conditions by entering into this Agreement.

C.           The Corporation and Series A Preferred Stockholder intend for this Agreement to supplement, but not replace or supersede, any other Shareholder Agreement(s) of the Corporation.

NOW, THEREFORE, in consideration of the covenants contained herein, the parties hereto agree as follows:

ARTICLE I
SERIES A PREFERRED STOCK

1.1          Certificate of Determination. The Corporation and the Series A Preferred Stockholder agree to be bound by all of the rights, obligations, terms and conditions set forth in the Certificate of Determination, to the extent applicable to each of them.

1.2          Covenants.

(a)       Compliance with Certificate of Determination. The Corporation and the Series A Preferred Stockholder agree to work cooperatively, as applicable, to implement all of the rights, obligations, terms and conditions of the Certificate of Determination and neither the Corporation nor the Series A Preferred Stockholder shall take any action contrary to or inconsistent with the Certificate of Determination.

(b)       Monitoring/Audits. The Series A Preferred Stockholder and/or its affiliates, designees, employees or agents shall have the right to oversee, monitor, inspect and audit, at any time and from time-to-time as applicable, the Corporation’s compliance with its obligations under the Certificate of Determination and this Agreement and all books, records, contracts, documents, papers, and accounts maintained by the Corporation in connection therewith for the purpose of safeguarding and preserving the Series A Preferred Stockholder’s interests in the Series A Preferred Stock and the “Healthcare Services Assets” (as defined in the Certificate of Determination). The parties agree that “Series A Dividend” (as defined in the Certificate of Determination) shall be determined on the basis of the methodology set forth in the sample calculation attached as Exhibit B hereto, and further agree to employ such methodology in connection with any audit of the Corporation’s determination of such amount. The Corporation shall cooperate, participate and comply with the reasonable requests of the Series A Preferred Stockholder and its affiliates, designees, employees or agents in such monitoring and oversight activities.

(c)       Funding of Net Losses. In the event of any losses or deficits incurred at any time or from time to time by the Corporation pertaining to the Healthcare Services Assets, within ten (10) days following written request by the Corporation, the Series A Preferred Stockholder shall make one or more capital contributions to the Corporation in an amount sufficient to cover any such losses or deficits; provided that the Series A Preferred Stockholder shall have no obligation to cover losses or deficits arising from any or all of the Excluded Assets.

1.3          Restricted Actions.

(a)          The Corporation shall not take action without the prior written approval of the Series A Preferred Stockholder with respect to any of the matters set forth below (collectively, the “Restricted Actions”):

(i)         The lease, sale, exchange, transfer, mortgage or other assignment or disposal of any or all of the Healthcare Services Assets;

(ii)         The issuance of any shares of the Corporation’s Series A Preferred Stock or any warrant, option, right or other security convertible into or exchangeable for Series A Preferred Stock of the Corporation, or the creation of any new class or series of stock;

(iii)        The adoption, amendment, restatement, repeal or modification of this Agreement, the Articles of Incorporation and/or the Bylaws of the Corporation;

(iv)       The formation of any subsidiaries, joint ventures, or other entities by the Corporation or in which the Corporation has an equity or debt interest, which by their nature, are or would become Healthcare Services Assets;

(v)        Any action related to the amendment, modification or termination of any agreements with Network Medical Management, Inc. (or any successor);

(vi)       Entry into, renewal or termination of any health plan or third party payor agreement or other material agreement pertaining to the Healthcare Services Assets;

(vii)      Any action outside the ordinary course of business concerning legal matters or the management of financial affairs or resources of the Corporation pertaining to any or all of the Healthcare Services Assets;

(viii)      The delegation by the Corporation of any authority with respect to the affairs of the Corporation to any other person or entity pertaining to any or all of the Healthcare Services Assets;

(ix)        Incurrence of any indebtedness (other than indebtedness incurred with respect to normal accounts payable or otherwise in the ordinary course of business) by the Corporation, whether as a demand or term loan, a line of credit, or other form of short-term or long-term debt, which indebtedness is secured in whole or in part by any or all of the Healthcare Services Assets;

(x)         Entry into any material agreement pertaining to any or all of the Healthcare Services Assets; and/or

(xi)        Entry into any agreement with any other person or entity to do any of the foregoing.

(b)          Notice Requirements. The Corporation shall provide written notice (the “Notice”) to the Series A Preferred Stockholder, at 1668 S. Garfield Ave., 2nd Floor, Alhambra, CA 91801, Attn: CEO, of any contemplated Restricted Action to be taken at any time or from time-to-time by the Corporation. The Notice shall include a description of the contemplated Restricted Action and copies of all relevant documents and materials. Within ten (10) days after the Series A Preferred Stockholder’s receipt of the Notice, the Series A Preferred Stockholder may reasonably request additional documentation and materials related to the contemplated vote or action, and the Corporation shall promptly provide the same to the Series A Preferred Stockholder; provided that, unless otherwise required by law, the Notice Period (as defined below) shall be extended by the number of days between the date of any request for additional documentation and the date such additional documentation is delivered to the requesting party.

(c)          No Restricted Action Permitted During the Notice Period. The Notice shall be given by the Corporation at least thirty (30) days prior to taking any Restricted Action; provided that, if the Corporation is required by law to act prior to the expiration of such 30-day period, the Corporation shall give such written notice to the Shareholder as early as possible prior to the time that the Corporation is required to act (such 30-day period, or less if required by law, is referred to as the “Notice Period”). During the Notice Period, the Corporation shall not take or ratify the Restricted Action described in the Notice.

(d)          Restricted Action Taken in Contravention is Null and Void. Any Restricted Action taken by the Corporation in contravention of the Corporation’s obligations to provide the Notice or to refrain from taking any Restricted Action within the Notice Period, shall be null and void and of no force or effect to the extent permitted by applicable law.

1.4          Representations and Warranties. The Corporation and the Series A Preferred Stockholder each represent and warrant to the other that: (a) it has the full legal right and authority to enter into and perform all of its obligations in accordance with this Agreement, and (b) its performance of its obligations shall comply with all applicable laws, regulations and this Agreement.

1.5          Qualification Criteria. The Series A Preferred Stockholder must at all times be a licensed professional as designated in California Corporations Code section 13401.5 or a medical corporation which has only one shareholder who shall be a licensed person as defined in Section 13401 of the Corporations Code, as permitted pursuant to California Business & Professions Code section 2408.

1.6          Term and Termination. This Agreement shall be effective only if and for so long as there are shares of Series A Preferred Stock issued and outstanding.

ARTICLE II
MISCELLANEOUS

2.1          Severability. Should any part(s) of this Agreement be determined to be illegal or unenforceable, all other parts of this Agreement shall be given effect separately from the part(s) determined illegal or unenforceable, and the other parts shall not be affected by such illegality or unenforceability.

2.2          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

2.3          Amendment. This Agreement may be amended only by a signed, written amendment entered into by the Corporation and the Series A Preferred Stockholder.

2.4          Entire Agreement. This Agreement contains the entire understanding of the parties hereto concerning the subject matter hereof; provided, however that this Agreement is intended to supplement, but not replace or supersede, any other Shareholder Agreement(s) of the Corporation. To the extent there is a conflict between this Agreement and any other Shareholder Agreement, this Agreement shall control, as to the Corporation and the Series A Preferred Stockholder.

2.5          Successors. This Agreement is binding upon and shall inure to the benefit of the Corporation and the Series A Preferred Stockholder and their respective assignees, successors-in-interest, assigns, and personal representatives.

2.6          Waiver. No waiver of any of the provisions of this Agreement shall for any purpose be deemed to be a waiver of any other provision hereof or of the right of any party hereto to enforce strict compliance with any of the provisions hereof in any subsequent instance.

2.7          Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute but one and the same Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“Corporation”:	“Series A Preferred Stockholder”:

ALLIED PHYSICIANS OF CALIFORNIA,	AP-AMH MEDICAL CORPORATION
A PROFESSIONAL MEDICAL CORPORATION

By:	/s/ Terry Lee, M.D.	By:	/s/ Thomas Lam, M.D.
Name:	Terry Lee, M.D.	Name:	Thomas Lam, M.D.
Title:	Independent Committee Member	Title:	Chief Executive Officer

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